THIRD AMENDMENT TO
AMENDED & RESTATED PARTNERSHIP AGREEMENT

THIS THIRD AMENDMENT, dated as of May 1, 2003 to the Amended and Restated Partnership Agreement, dated as of March 22, 1999, as amended by the First Amendment dated as of November 15, 1999 and the Second Amendment dated as of November 18, 1999 (collectively, the "Partnership Agreement"), of ACADIA REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the "Partnership"). Capitalized terms used herein but not defined herein shall have the meanings given such terms in the Partnership Agreement.

BACKGROUND

A. Section 14.1 of the Partnership Agreement sets forth those circumstances in which the Partnership is to be dissolved. The General Partner has determined that subsections 14.1 (ii) and (iii) were adopted to provide the General Partner with the flexibility, as well as the power and authority, to cause the dissolution of the Partnership at such time as less than 5% of the Percentage Interests are held by Partners other than the General Partner.

B. Pursuant to Section 16(b) of the Partnership Agreement, the General Partner may amend the Partnership Agreement without the consent of the Limited Partners for, among other purposes, the purpose of surrendering any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners.

C. The General Partner has determined that it is in the best interests of the Limited Partners for the Partnership not to be automatically dissolved even if the General Partner holds in excess of 95% of the Percentage Interests and pursuant to Section 16(B)(i)(a) of the Partnership Agreement has determined that such dissolution should not be automatic.

D. The General Partner, pursuant to the exercise of such authority and in accordance with Section 16(B)(i)(a) of the Partnership Agreement, has determined to execute this Third Amendment to the Partnership Agreement to evidence the surrender of the power to automatically cause the dissolution of the Partnership pursuant to Section 14.1(iii) of the Partnership Agreement and to delete such section from the Partnership Agreement.

NOW, THEREFORE, the parties hereto, for good and sufficient consideration and intending to be legally bound, hereby amend the Partnership Agreement as follows:

1.    Section 14.1(iii) of the Partnership Agreement is hereby deleted in its entirety.

2.    Except as expressly set forth in this Third Amendment, the Partnership Agreement is hereby ratified and confirmed in each and every respect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Third Amendment to the Partnership Agreement is executed and delivered as of the date first written above.

General Partner:

ACADIA REALTY TRUST

By: /s/ Kenneth F. Bernstein
Kenneth F. Bernstein
President

Limited Partners:

By:    Kenneth F. Bernstein, President of Acadia Realty Trust, General Partner of the Partnership, as attorney-in-fact pursuant to Section 15 of the Partnership Agreement

By: /s/ Kenneth F. Bernstein
Kenneth F. Bernstein
President